UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Model N, Inc.
(Name of Registrant as Specified In Its Charter)
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January 5, 2024

Dear Fellow Stockholders:
As our 2024 Annual Meeting approaches, it is my privilege as the non-executive Chair of the Board of Directors to reflect on the past year and share some highlights directly with you. As a Board, we worked to provide independent oversight of Model N’s management team, and engaged in continuous dialogue concerning corporate strategy, business objectives and corporate sustainability.
Overseeing a Successful Strategy and Board Diversity
As we near the completion of our transition from an on-premise to a SaaS business model, our management team remains committed to delivering value to our customers while driving growth and improving profitability. In the last three years, our annual SaaS revenue and adjusted EBITDA have doubled. In fiscal year 2023, Model N’s SaaS revenue growth increased 20% compared to the previous fiscal year and our SaaS net dollar retention rate was 118%. By the end of fiscal year 2023, we had transitioned approximately 85% of our on-premise life sciences customers to the cloud and expect to transition substantially all of our customers to the cloud in the next year.
The Board remains committed to its role as your fiduciaries, and we believe that includes ensuring a Board comprised of Directors with diverse skills and backgrounds best suited for effective oversight of Model N’s evolving business and strategies. Our Directors have experience serving as executive, marketing, product development and cybersecurity leaders at technology and healthcare companies, which allows them to most effectively oversee management’s continued expansion of Model N’s customer base and successful SaaS transitions. I am proud of the level of diversity we have achieved as a Board, with 33% of our Board are diverse by gender or by race or ethnicity. As a demonstration of our commitment to corporate governance best practices, diversity and transparency, this year’s proxy statement includes a skills and diversity matrix to highlight the diverse skills and backgrounds of the Board.
Shareholder Engagement and Corporate Sustainability
The Board places a high priority on listening and responding to shareholder feedback. One area of particular focus for our Board has been the consideration of the valuable stockholder feedback related to environmental, social and governance (“ESG”) matters, discussions in which I personally participated. By continuing to incorporate shareholder feedback into our ESG materiality assessment process, Model N published its third annual ESG Report under the direction of the Board, which describes how Model N manages ESG factors that are material to our business. Our ESG report is a small step in this important journey towards continued disclosure of our ESG practices. We continue to align our focus on ESG with certain United Nations Sustainable Development Goals to demonstrate our contributions to finding solutions to local and global ESG challenges. A summary of Model N’s ESG approach is described in the Sustainability and Corporate Responsibility section of this proxy statement.
Enhancing Strong Human Capital Practices: DEIB and Pay Equity
During the past year, further strengthening our diversity, equity, inclusion and belonging (“DEIB”) efforts was a key priority. We supported our Employee Resource Groups (“ERG”) by increasing funding, establishing governance structures and securing senior leadership sponsors. Our cross-functional and multi-national Global Diversity Council meets regularly to help evolve our DEIB efforts. We conducted our annual pay equity analysis and are proud to have achieved 100% pay equity by gender globally and by race/ethnicity in the United States. In the spirit of transparency and accountability toward reaching our five-year diversity goals, Model N is committed to sharing our U.S. workforce demographics as reported in the annual EEO-1 report we submit to the U.S. Equal Employment Opportunity Commission. In addition to our ESG reports, we make our EEO-1 reports available under the “ESG” section of our website at investor.modeln.com/governance/ESG/. It includes an outline of our strategic roadmap toward greater DEIB at Model N, our five-year diversity goals, and the other ways we use data to inform future and existing approaches in support of creating an inclusive work environment for all.
We believe our actions in 2023 demonstrate our steadfast commitment to both business and ESG excellence, as well as responsiveness to our shareholders. As Chairman of the Board, I am proud to work closely with my fellow independent directors and Model N’s management team to ensure that Model N is a well-governed company focused on creating value for all our stakeholders. We pledge to continue to work hard for you to ensure the sustainability and success of Model N’s long-term strategies. Thank you for your continued support.

Best regards,
Baljit Dail
Non-Executive Chair of the Board

MODEL N, INC.
777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:30 a.m. Pacific Time on Thursday, February 15, 2024
TO THE HOLDERS OF COMMON STOCK OF MODEL N, INC.:
The Annual Meeting of Stockholders of Model N, Inc., a Delaware corporation (“Model N”), will be held on Thursday, February 15, 2024 at 11:30 a.m. Pacific Time via live webcast at web.lumiagm.com/291527551/ (password: Modn2024) for the following purposes:
1.    To elect three Class II directors to serve until the 2027 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024.
3.    To hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
4.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board of Directors of Model N has fixed the close of business on December 21, 2023 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on December 21, 2023 are entitled to notice of and to vote at the meeting. The live webcast gives our shareholders the same rights and access as if the meeting were held in person, including the ability to vote and ask questions electronically during the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders through our investor relations website at investor.modeln.com/resources/information-request-form/. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
A Notice Regarding the Internet Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record as of the record date beginning on or about January 5, 2024. The Notice contains instructions on how to access our proxy statement for our 2024 Annual Meeting of Stockholders and our Annual Report on Form 10-K for our fiscal year ended September 30, 2023 (together, the proxy materials). The Notice also provides instructions on how to vote online and how to receive an email or paper copy of proxy materials. The proxy materials can be accessed directly on our website at investor.modeln.com/financials/annual-reports/.
If you have any questions regarding this information or the proxy materials, please visit our website at www.modeln.com or contact our investor relations department at (650) 610-4998.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Model N and look forward to receiving your proxy.

By order of the Board of Directors,
Jason Blessing
Chief Executive Officer
San Mateo, California
January 5, 2024

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this proxy statement.
As used in this proxy statement, the terms “Model N,” “we,” “us,” and “our” mean Model N, Inc. and its subsidiaries unless the context indicates otherwise.

MODEL N, INC.
777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404

PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, February 15, 2024 at 11:30 a.m. PT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors (the “Board” or “Board of Directors”) for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at 11:30 a.m. PT on Thursday, February 15, 2024, and any postponements or adjournments thereof. The Annual Meeting will be held via live webcast at web.lumiagm.com/291527551/ (password: Modn2024). Beginning on or about January 5, 2024, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•the election of three Class II directors to hold office until the 2027 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024;
•a proposal to hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
•any other business that may properly come before the meeting.
How does the Board of Directors recommend I vote on these proposals?
The Board of Directors recommends a vote:
•FOR the re-election of Baljit Dail, Melissa Fisher and Alan Henricks, our nominees for Class II directors;
•FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024; and
•FOR the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Who is entitled to vote?
Holders of our common stock as of the close of business on December 21, 2023, the record date, may vote at the Annual Meeting. As of the record date, we had 39,032,256 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Model N will be entitled to one vote for each share of common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways for stockholders of record to vote:
•by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 14, 2024 (have your Notice or proxy card in hand when you visit the website);
We encourage you to vote this way as it is the most cost-effective method.
•by toll-free telephone at 800-776-9437 (or 718-921-8500 for international callers) until 11:59 p.m. Eastern Time on February 14, 2024 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or
•by voting online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone (until 11:59 p.m. Eastern Time on February 14, 2024);
•returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•notifying the Corporate Secretary of Model N, in writing, at the address listed on the front page; or
•completing a ballot online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot online at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy card have been designated as proxies by our Board of Directors. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting.
What is the effect of withheld votes, broker non-votes and abstentions?
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast for or against a matter and, therefore, will have no effect on the election of directors, the ratification of the appointment of PricewaterhouseCoopers LLP, or the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on these proposals, but are counted in the determination of a quorum.
How many votes are needed for approval of each matter?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter. As a result, any shares not voted “FOR” or “AGAINST” this matter (whether as a result of an abstention or broker non-vote) will not be counted on this matter. Given this matter is considered “routine” and broker’s have discretionary voting authority for this matter, we do not expect any broker non-votes.
•Proposal No. 3: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter. As a result, any shares not voted “FOR” or “AGAINST” this matter (whether as a result of an abstention or broker non-vote) will not be counted on this matter.
How are proxies solicited for the Annual Meeting?
The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Model N. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors or the non-binding advisory vote on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, primarily via the Internet. Beginning on or about January 5, 2024, we mailed to our stockholders a “Notice Regarding the Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. You may revoke your consent at any time by contacting the Corporate Secretary of Model N, in writing, at the address listed on the front page, or by telephone at (650) 610-4800.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Model N or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Where can I find Model N’s Corporate Governance Guidelines and other governance documents?
Model N has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines, as well as copies of the Code of Business Conduct for Directors, Code of Business Conduct for Employees, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, are posted under the “Governance Documents” section of our website at investor.modeln.com/governance/governance-documents/.
Why is the Company holding a virtual Annual Meeting?
A virtual meeting provides all of our shareholders equal accessibility to attend our Annual Meeting and to engage with management and our Board of Directors. The live webcast gives our shareholders the same rights and access as if the meeting were held in person, including the ability to vote and ask questions electronically during the meeting.
In order to attend the Annual Meeting, please visit web.lumiagm.com/291527551/ (password: Modn2024) on February 15, 2024. Once you have joined the live webcast, you may vote or ask a question, as you could during an in-person meeting, using the features available to you electronically. More details and technical assistance regarding the webcast can be found at go.lumiglobal.com/faq/.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of nine members. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The class of each director is set forth in the table below.
The directors who are serving for terms that end following the meeting, and their ages, positions and length of board service as of December 21, 2023, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board of Directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Baljit Dail	II	56	Director	2017	2024	2027
Melissa Fisher	II	51	Director	2016	2024	2027
Alan Henricks	II	73	Director	2015	2024	2027
Continuing Directors
Tim Adams	I	64	Director	2016	2026	—
Manisha Shetty Gulati	I	45	Director	2020	2026	—
Scott Reese	I	51	Director	2019	2026	—
Jason Blessing	III	52	Chief Executive Officer and Director	2018	2025	—
Kim DeCarlis	III	57	Director	2020	2025	—
Dave Yarnold	III	63	Director	2018	2025	—

Director Skills and Diversity Matrix
The following matrix highlights skills, qualifications, and experiences that qualify our directors to serve on the Board. The matrix is intended to identify notable areas of focus for each director but it does not encompass all the skills, qualifications, and experiences of the directors. The demographic information presented below is based on voluntary self-identification by each nominee.

	Adams	Blessing	Dail	DeCarlis	Fisher	Gulati	Henricks	Reese	Yarnold
SKILLS
Cloud & SaaS	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity	✓	✓		✓	✓			✓
Financial	✓	✓	✓		✓		✓	✓
Diversity, Equity, Inclusion & Belonging (DEIB)	✓	✓	✓	✓	✓	✓	✓	✓
Healthcare Industry	✓	✓				✓		✓
Human Capital Management	✓	✓	✓	✓	✓			✓
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
Other Public Company Director Experience	✓						✓
Risk Management	✓	✓	✓		✓		✓	✓
Sales & Marketing	✓	✓	✓	✓		✓		✓	✓
Technology Industry	✓	✓	✓	✓	✓		✓	✓	✓
Capital Allocation	✓	✓			✓		✓	✓
M&A	✓	✓	✓		✓	✓	✓	✓
DIVERSITY
Gender Identity	Male	Male	Male	Female	Female	Female	Male	Male	Male
LGBTQ+	No	Did not disclose	Did not disclose	Did not disclose	Did not disclose	No	No	No	No
Race/Ethnicity	Caucasian	Caucasian	South Asian	Hispanic	Did not disclose	South Asian	Caucasian	Caucasian	Caucasian
Nominees for Director
Baljit Dail has served as a member of our Board of Directors since May 2017. Since March 2023, Mr. Dail has served as President, Strategic Initiatives of Circana following the merger and rebranding of IRI Worldwide and the NPD Group. From April 2019 to March 2023, Mr. Dail served as President of IRI Global at IRI Worldwide. Prior to joining IRI, Mr. Dail served as a senior adviser at New Mountain Capital. From May 2013 to January 2017, Mr. Dail served as the Chairman of JDA Software where he was also Chief Executive Officer from April 2014 to January 2017. From January 2009 to December 2020, Mr. Dail served as an independent director at the Midcontinent Independent System Operator. From March 2018 to April 2019, Mr. Dail served on the boards of Sparta Systems and One Digital. In addition, from August 2018 to April 2019 Mr. Dail served on the Beeline board of directors. From April 2012 to December 2014, Mr. Dail served as a managing director of New Mountain Capital. From April 2012 to December 2014, Mr. Dail served as a member of the board of directors and chair of the compensation committee of Western Dental. From May 2012 to April 2014, Mr. Dail served as a member of the board of directors at AmWINS Group. From November 2005 to March 2012, Mr. Dail served in several leadership roles at Aon Consulting, including Chief Executive Officer of Aon Consulting and Aon Hewitt, Chief Information Officer of Aon Corporation and Chief Operating Officer of Aon Benfield. Mr. Dail holds a B.Sc. in Computer Science from the University of Warwick in England. Our Board of Directors determined that Mr. Dail should serve as a director based on his extensive experience as a chief executive officer and his understanding of the software industry.
Melissa Fisher has served as a member of our Board of Directors since August 2016 and previously served on the board of directors for Image Sensing Systems, Inc., as chair of the audit committee, as well as Digital Generation, Inc. Since June 2020, Ms. Fisher has served as Chief Financial Officer at Outreach, the leading sales execution platform helping revenue organizations create and close more pipeline. From April 2016 to May 2020, Ms. Fisher served as Chief Financial Officer at Qualys, Inc., a provider of cloud-based security and compliance solutions. Ms. Fisher also spent 15 years as an investment banker advising companies in the technology sector. Ms. Fisher holds an MBA from Harvard Business School and A.B. degree in government from Harvard University. Our Board of Directors determined that Ms. Fisher should serve as a director based on her significant experience working with software companies, her significant financial experience and her extensive experience serving as a Board member of publicly traded companies.

Alan Henricks has served as a member of our Board of Directors since May 2015. Since May 2009, Mr. Henricks has been a board member, advisor and consultant to a variety of technology companies. Since May 2021, Mr. Henricks has served as the Chief Financial Officer of Waverley Capital Acquisition Corp. 1, a blank check company. From 2009 to 2019, Mr. Henricks consulted as Chief Financial Officer for several private companies including Ring, Inc., Tile Inc., Livescribe Inc., and Santur Corporation. Prior to May 2009, Mr. Henricks served as Chief Financial Officer of several private and public companies including Pure Digital Technologies, Inc., Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Since August 2021, Mr. Henricks has served as a board member, audit committee chairman and lead independent director of ChowNow, Inc. Since June 2022, Mr. Henricks has served as a board member and audit committee chairman of Open Space Labs, Inc. From May 2012 to May 2021, Mr. Henricks served as a board member and audit committee chairman of Roku, Inc. From March 2014 to May 2020, Mr. Henricks served as a board member and audit committee chairman of A10 Networks, Inc. Mr. Henricks holds a B.S. degree in Engineering from the Massachusetts Institute of Technology and an MBA from Stanford University. Our Board of Directors determined that Mr. Henricks should serve as a director based on his extensive experience serving as a chief financial officer of both public and private companies.
Continuing Directors
Tim Adams has served as a member of our Board of Directors since December 2016. Since January 2022, Mr. Adams has served as the Chief Financial Officer of Rapid7, Inc., a cybersecurity technology company. From April 2020 to December 2021, Mr. Adams served as the Chief Financial Officer of BitSight, a cybersecurity ratings company. From January 2017 to March 2020, Mr. Adams served as Chief Financial Officer of ObsEva SA, a biopharmaceutical company. From June 2014 to September 2016, Mr. Adams served as Executive Vice President, Chief Financial Officer and Treasurer of Demandware, Inc., a provider of cloud-based e-commerce solutions and services. Mr. Adams served as Senior Vice President and Chief Financial Officer of athenahealth, Inc., a provider of cloud-based services for electronic health records, practice management, and care coordination, from January 2010 to June 2014. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health-care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of other publicly traded companies. Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse, and is a Certified Public Accountant. Mr. Adams served as a member of the board of directors of ABILITY Network, a private healthcare technology company, from November 2014 to March 2018. Mr. Adams served as a member of the Board of Directors of Prevail Therapeutics, a gene therapy company from May 2019 to January 2021. In November 2021, Mr. Adams was appointed to the Board of Directors of Intelycare, a private healthcare workforce management company. Mr. Adams obtained a B.S. from Murray State University and an MBA from Boston University. Our Board of Directors determined that Mr. Adams should serve as a director based on his significant experience working with technology companies and his significant financial experience.
Jason Blessing has served as our Chief Executive Officer and a member of our Board of Directors since May 2018. Prior to joining Model N, Mr. Blessing served as Chief Executive Officer of Plex Systems, an industry-leading ERP and manufacturing automation solution provider, from January 2013 to December 2017. Prior to Plex, Mr. Blessing held a number of executive positions at Taleo, an HR cloud company, as well as several executive positions at PeopleSoft after starting his career with PricewaterhouseCoopers LLP’s management consulting practice. Mr. Blessing holds a Bachelor of Arts from the University of Michigan and currently sits on the School of Information’s Advisory Board. Our Board of Directors determined that Mr. Blessing should serve as a director based on his position as Chief Executive Officer of our Company and his understanding of the software industry.
Kim DeCarlis has served as a member of our board of directors since January 2020. Since September 2022, Ms. DeCarlis has served as an independent consultant providing go-to-market advisory services for young and growing companies. These include portfolio companies in cybersecurity, compliance and enterprise monetization for Cota Capital, where she has served as an operating partner since June 2023. From April 2019 to September 2022, Ms. DeCarlis served as Chief Marketing Officer of PerimeterX, a leading provider of application security solutions that keep digital businesses safe. From April 2017 to September 2018, Ms. DeCarlis served as Chief Marketing Officer at Gigamon, an industry leader in traffic visibility solutions. From October 2014 to November 2016, Ms. DeCarlis served as Chief Marketing Officer at Imperva, a provider of data and application security solutions. Before that, Ms. DeCarlis led the worldwide marketing organization at BMC, served as the VP of corporate marketing at Citrix, and was SVP of product marketing at Information Resources, Inc., a provider of big data solutions to the CPG and retail industries. Ms. DeCarlis is a frequent speaker at industry events on cyber security, B2B marketing and C-level engagement. Ms. DeCarlis is a graduate of Stanford University with a Bachelor’s degree in industrial engineering. Our Board of Directors determined that Ms. DeCarlis should serve as a director based on her significant experience working with SaaS companies and her significant marketing experience.
Manisha Shetty Gulati has served as a member of our Board of Directors since December 2020. From November 2021 to November 2023, Ms. Gulati served as Chief Growth Officer of Commure, Inc., a healthcare software company. From April 2019 to November 2021, Ms. Gulati served as Chief Operating Officer of Clarify Health Solutions, a provider of advanced healthcare analytics and care optimization. From September 2006 to March 2019, Ms. Gulati served as Partner at McKinsey and Company's London and San Francisco offices working in healthcare across the health systems and medical products/life sciences practices. Before that,

Ms. Gulati worked in New Delhi as the program coordinator for the American India Foundation, where she identified and funded innovative development projects in healthcare, education and microfinance. Ms. Gulati has also worked as a consultant for the United Nations Development Programme in Ethiopia and in the health portfolio of Acumen, a non-profit venture fund that supports entrepreneurs with products for low-income people in Asia and Africa. Ms. Gulati is the Vice Chair of the Board of ReSurge International, a global nonprofit that provides access to life-changing reconstructive surgical care to patients with the greatest need in lower-income countries. Ms. Gulati received a Master of Business Administration from Harvard Business School, a Master of Public Administration from the Harvard Kennedy School, and a Bachelor of Arts in Government from Harvard College. Our Board of Directors determined that Ms. Gulati should serve as a director based on her significant experience working in healthcare and healthcare solutions.
Scott Reese has served as a member of our board of directors since May 2019. Since February 2022, Mr. Reese has served as President and Chief Executive Officer of GE Digital. From March 2003 to January 2022, Mr. Reese served in a variety of senior and executive roles at Autodesk where his last role was Executive Vice President of Product Development and Manufacturing. From November 1999 to March 2003, Mr. Reese served as Vice President of Operations at VIA Development Corporation. In addition to his work at Autodesk, Mr. Reese serves on the board of The National Action Council for Minorities in Engineering, Inc. (NACME). NACME’s goal is to increase representation and opportunities for those who are underrepresented in the engineering workforce. Mr. Reese holds an MBA and Bachelor of Science in Computer Information Systems from Indiana Wesleyan University. Our Board of Directors determined that Mr. Reese should serve as a director based on his significant experience building and developing products.
Dave Yarnold has served as a member of our board of directors since December 11, 2018. Since January 2018, Mr. Yarnold has been a board member and advisor to a variety of technology companies. From April 2009 to January 2018, Mr. Yarnold served as Chief Executive Officer of ServiceMax. Prior to April 2009, Mr. Yarnold served as Vice President of several private and public companies including SuccessFactors, Extensity, Inc., Clarify, Inc. (acquired by Nortel), Platinum Software Corporation, and Oracle. Mr. Yarnold holds a Bachelor of Science degree in Accounting from San Francisco State University. Our Board of Directors determined that Mr. Yarnold should serve as a director based on his extensive experience as a serial entrepreneur in the enterprise software industry.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors (Audit Committee) has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending September 30, 2024. During our fiscal year ended September 30, 2023, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024. Our Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If this proposal does not receive the affirmative approval of from the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter, the Audit Committee would reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered with respect to the fiscal years ended September 30, 2023 and September 30, 2022. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	2023	2022
Audit Fees (1)	$1,628,982	$1,646,399
Audit-Related Fees (2)	250,000	—
Tax Fees	—	—
All Other Fees (3)	4,500	—
Total	$1,883,482	$1,646,399
___________________________
(1)    Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)    Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Model N’s consolidated financial statements and are not reported under “Audit Fees.” These services include fees related to a debt financing and an.S-8 registration.
(3)    All others fees for the fiscal year ended September 30, 2023 were related to fees for access to online accounting research software.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has determined that the fee paid to PricewaterhouseCoopers LLP for services other than audit fees is compatible with maintaining the principal accountants’ independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussions set forth in this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” proposal.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2023.
We are asking you to indicate your support for the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Model N, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the proxy statement relating to its 2024 Annual Meeting of Stockholders, is hereby APPROVED.”
The Say-on-Pay vote is advisory, and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and we will review and consider the voting results on this proposal when making future decisions regarding the compensation of our named executive officers. Unless the Board modifies its determination on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at the next annual meeting of our stockholders in 2025.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Stockholder Engagement
Our Board and management value and rely upon our stockholders’ perspectives. To help ensure that we understand and focus on the priorities that matter most to our stockholders, our directors and senior management proactively conduct thorough and extensive investor outreach throughout the year. In addition to discussing business results and initiatives, strategy and capital structure, we engage with investors on various other matters integral to our business and the Company, such as governance practices, executive compensation and sustainability. Our Board and management carefully consider and evaluate feedback received during these meetings, which directly informs our approach on environmental, social and governance (“ESG”) matters.
Oversight of ESG Matters
Board oversight of ESG matters and related risks is critical to our corporate strategy. As part of overseeing our corporate strategy and our enterprise risk management program, our Board oversees our environmental and social programs and policies, which we believe leads to sustainable, long-term value for our stockholders. We believe that environmentally and socially responsible business practices go hand in hand with generating value for our stockholders. In 2020, we formed our sustainability working group, consisting of representatives from various Model N departments as well as external advisors. This year, the group continued to address and advance the ESG topics that are meaningful to our business and stakeholders, which were originally identified through the evaluation of ESG risks and opportunities relevant to our Company based on the views held by our stakeholders and the ESG frameworks and recommendations established by the United Nations Sustainable Development Goals, the Sustainability Accounting Standards Board (“SASB”) Standards and the Task Force on Climate-related Financial Disclosures (“TCFD”). As a demonstration of our commitment to ESG and transparency and accountability, we annually publish our ESG report under the “ESG” section of our website at investor.modeln.com/governance/ESG/.
Diversity, Employee Engagement, Wellness and Talent Development
At Model N, we work to build a diverse team with different backgrounds, experiences and ideas. We are committed to creating a fair, healthy and safe workplace and establishing work environment policies that promote diversity, equality, inclusion and belonging (“DEIB”) for our valued employees. Our formal DEIB strategic roadmap has three elements to advance our initiatives: (i) attracting, celebrating, and championing diverse identities, perspectives, and ideas; (ii) establishing norms and policies that ensure equitable access to the same opportunities; and (iii) creating a culture that is welcoming, transparent, and respectful, where each employee feels they genuinely belong and have opportunities to grow their careers. We believe that when we create a workplace where our colleagues are engaged, committed and empowered for the long-term, we are better positioned to create value for our Company and our stockholders.
Our Global Diversity Council is composed of a cross-functional, multi-national group of Model N employee volunteers who assist with the execution and evolution of our DEIB efforts. We have established numerous Employee Resource Groups (“ERGs”) to build community among our employees for and around given identities – WomeN iN Model N, Black Employees at Model N (“BEAM”), Hispanic/Latinx, MNI Alpha Women’s Group, Parents and Caregiving Employees (“PACE”) and SPECTRUM (Sexuality, Pride, Education, Compassion, Truth, Respect and Unity at Model N). In addition, Model N publishes our U.S. workforce demographics as reported in the annual EEO-1 report we submit to the U.S. Equal Employment Opportunity Commission, which we make available under the “ESG” section of our website at investor.modeln.com/governance/ESG/. We also developed and published five-year targeted demographic goals to strengthen our commitment to creating a diverse and inclusive work environment for all.
Attracting and retaining talent at all levels is vital to our continued success. We promote work-life balance among our employees, we invest in our employees through high-quality benefits and various health and wellness initiatives, and we have created a healthy work environment in our offices with flexible work arrangements.
The complexities of the global pandemic expanded our remote work opportunities to bolster our talent, prioritize the needs of our employees, and focus on strengthening a best-in-class work experience for them. We adopted a “flexibility first” mindset by giving our employees the choice to determine where to work, be that a reopened office, continuing to work remotely or hybrid. We continue to offer a stipend to employees to cover additional expenses incurred from working from home, provide a robust wellness strategy and continue to offer wellness programs focused on mental, physical and financial wellness.
Model N’s compensation philosophy aims to (i) attract, retain and reward our people by offering competitive compensation packages in the regional markets in which we operate and (ii) ensure fairness in internal compensation practices. In addition, we seek out direct feedback from our employees through quarterly surveys and encourage regular one-on-one conversations with managers. We believe that when we create a workplace where our colleagues are engaged, committed and empowered for the long-term, we are better positioned to create value for our Company and our stockholders.
To further motivate and incentivize our workforce, Model N offers a wide range of programs and avenues for support and professional development. Our training programs include a mix of instructor-led training and online learning. As a company, we are committed to growing the careers of our employees and supporting them in achieving their professional aspirations, including the development of our next generation of leaders.
Corporate Governance, Ethics and Cybersecurity
Our Board and its committees play a critical role in the oversight of our corporate culture and hold management accountable for its maintenance of governance practices, high ethical standards and compliance programs to protect our business, employees and reputation.
Model N is committed to conducting business responsibly, with honesty and integrity, and in compliance with applicable laws. These standards are summarized in our Codes of Business Conduct for Employees and Directors, which applies to every director, officer and employee. All Model N employees are required to certify that they comply with the Code of Business Conduct and its related policies and programs. Model N has a zero-tolerance policy for bribery and corruption. Our Whistleblower and Complaint Policy outlines various ways in which employees and other parties can report their concerns, while protecting whistleblowers’ rights against harassment or retaliation. A whistleblower hotline is monitored directly by our Chief Legal Officer and the Audit Committee Chairman.
Cybersecurity is one of our top priorities, given that Model N operates on a proprietary technical platform and is continuing to transition to a SaaS business model to provide revenue management solutions to our customers. We work proactively to protect our customers' sensitive information from being compromised or suffering any other data integrity breach. Our Audit Committee annually reviews our cyber risks with Model N's internal auditors and external auditors in conjunction with Model N's audit of internal controls. We have developed a comprehensive information security and privacy program based on industry standard guidelines and regulations such as CIS 20, ISO, NIST, GDPR and CCPA and have implemented appropriate technical, administrative and organizational measures designed to protect customer data against unauthorized access. We engage an independent third-party audit firm annually to audit our controls and produce SOC-2 Type II audit reports. To further strengthen our data security regime, Model N also adheres to AICPA-SOC and the EU-US Data Privacy Framework.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that each of the members of our Board of Directors other than Mr. Blessing is independent. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its chairperson in any way that it considers in the best interests of our company at any given point in time, and our Nominating and Corporate Governance Committee charter provides that the committee will periodically consider the leadership structure of our Board of Directors and make such recommendations to our Board of Directors with respect thereto as appropriate. Our Board of Directors currently believes that it should maintain flexibility in determining the Board leadership structure that is appropriate for the company at a given time.
The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals. Mr. Blessing serves as our Chief Executive Officer, and Mr. Dail serves as our Chairman. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that Mr. Blessing is required to devote to his position as the company completes its SaaS transition strategy and the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes such separation is appropriate, as it enhances the accountability of Mr. Blessing to the Board and strengthens the independence of the Board from management.
Risk Oversight
Our Board of Directors believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team, including any cybersecurity risks, and evaluates the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of cybersecurity, internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board in assessing and mitigating any risks that may be created by our compensation plans, practices and policies. The Nominating and Corporate Governance Committee is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Chairman of the Board. The Chairman of the Board provides feedback to our Chief Executive Officer, as needed, promptly after the executive session. Mr. Blessing does not participate in such sessions.
Codes of Conduct
We have adopted a code of conduct that applies to our directors and a code of conduct that applies to our officers and all other employees. The full text of these codes of conduct are posted under the “Governance Documents” section of our website at investor.modeln.com/governance/governance-documents/.
Meetings of the Board of Directors
Our Board of Directors met ten times during fiscal year 2023. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal year 2023. It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Eight of our directors attended the 2023 Annual Meeting of Stockholders.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information as of September 30, 2023 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Tim Adams	C		M
Baljit Dail*		M	M
Kim DeCarlis		M
Melissa Fisher	M
Manisha Shetty Gulati			M
Alan Henricks	M	C
Scott Reese	M
Dave Yarnold		M	C
* Non-executive Chair of the Board         C = Chair     M = Member
Audit Committee
Each of the members of the Audit Committee satisfies the independence requirements of Rule 10A-3. Messrs. Adams and Henricks, and Ms. Fisher are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on any of them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met five times during fiscal year 2023. Among other matters, the Audit Committee:
•evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the fees paid to our independent registered public accounting firm;
•discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our financial statements;
•approves the retention of our independent registered public accounting firm;
•reviews our critical accounting policies and estimates and internal control over financial reporting;
•oversees cybersecurity and financial risks; and
•reviews the Audit Committee charter and its performance.
The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investors” section of our website at investor.modeln.com/governance/governance-documents/.
Compensation Committee
Each member of the Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Code, is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is independent within the meaning of New York Stock Exchange rules. The Compensation Committee met eight times during fiscal year 2023. Among other matters, the Compensation Committee:
•reviews and approves goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations; and
•administers the issuance of restricted stock units, stock options and other awards under our equity incentive plans.
At least annually, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Chief People Officer present compensation and benefit proposals to the Compensation Committee. However, our named executive officers, including our Chief Executive Officer, are not present for deliberations or voting with respect to their compensation.
The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Governance Documents” section of our website at investor.modeln.com/governance/governance-documents/.

Nominating and Corporate Governance Committee
Each member of the Nominating and Corporate Governance Committee is independent within the meaning of New York Stock Exchange rules. The Nominating and Corporate Governance Committee met three times during fiscal year 2023. Among other matters, the Nominating and Corporate Governance Committee:
•makes recommendations to our Board of Directors regarding candidates for directorships;
•makes recommendations to our Board of Directors regarding the structure and composition of the Board of Directors and its committees;
•develops corporate governance guidelines and renew and assess corporate governance best practices;
•oversees our ESG initiatives and programs; and
•makes recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Governance Documents” section of our website at investor.modeln.com/governance/governance-documents/.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.
Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:
•demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand Model N and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our code of conduct;
•ability to read and understand financial statements and other financial information pertaining to Model N;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders; and
•for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.
In addition, under Model N’s Corporate Governance Guidelines (“Guidelines”), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Model N values diversity on a company-wide basis.

Stockholder Recommendations for Nominations to the Board of Directors
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the use of the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws on nominations by stockholders. Any nomination should be sent in writing to the attention of the Corporate Secretary at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at the principal executive offices of Model N not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
In addition to complying with the procedures of our bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.
Non-Employee Director Compensation
Our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual restricted stock unit (“RSU”) grant with a value of $170,000. In addition, non-employee directors are entitled to receive a cash retainer of $35,000 for service on our Board, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $32,500.
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the fiscal year ended September 30, 2023. Other than as set forth in the table and described more fully below, in the fiscal year ended September 30, 2023 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. Non-employee directors may be reimbursed for travel and other expenses incurred in the performance of their duties. Non-employee directors are also subject to stock ownership guidelines with required ownership equal to the lesser of three times the value of the annual cash retainer or 12,000 shares. As of September 30, 2023, all of our non-employee directors satisfied the minimum ownership requirement.

The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended September 30, 2023:

Name (1)	Fees earned or paid in cash ($)	Stock Awards (2)		Total ($)
Tim Adams	$35,000	$196,724	(3)	$231,724
Baljit Dail	$35,000	$215,472	(3)	$250,472
Kim DeCarlis	$35,000	$178,445	(3)	$213,445
Melissa Fisher	$35,000	$182,484	(3)	$217,484
Manisha Shetty Gulati	$35,000	$176,425	(3)	$211,425
Alan Henricks	$35,000	$194,676	(3)	$229,676
Scott Reese	$35,000	$182,484	(3)	$217,484
Dave Yarnold	$35,000	$186,558	(3)	$221,558
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(1)    As of September 30, 2023, the above-listed directors held outstanding RSUs pursuant to which the following shares of our common stock are issuable: Mr. Adams (2,342 shares subject to RSUs); Mr. Dail (2,565 shares subject to RSUs); Ms. DeCarlis (2,124 shares subject to RSUs); Ms. Fisher (2,173 shares subject to RSUs); Ms. Gulati (2,100 shares subject to RSUs); Mr. Henricks (2,318 shares subject to RSUs); Mr. Reese (2,173 shares subject to RSUs); and Mr. Yarnold (2,221 shares subject to RSUs).
(2)    The amounts in this column represent the aggregate grant date fair values for restricted stock unit awards granted to the Board of Directors computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the restricted stock unit awards reported in this column are set forth in Note 12 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2023. These amounts reflect our accounting costs for these awards, and do not correspond to the actual value that may be realized by the above-named board members.
(3)    In February 2023, each of Messrs. Adams, Dail, Henricks, Reese and Yarnold, and Mses. DeCarlis, Fisher and Gulati were granted awards totaling 4,683, 5,129, 4,634, 4,345 and 4,441, respectively, and 4,248, 4,345 and 4,200 RSUs, respectively, which will vest over a one-year period with 25% of the shares granted vesting on each quarterly anniversary of the vesting commencement date.
Communications with the Board of Directors
Stockholders and all interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Corporate Secretary, at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The envelope should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

AUDIT COMMITTEE REPORT
With respect to Model N’s financial reporting process, the management of Model N is responsible for (1) establishing and maintaining internal controls and (2) preparing Model N’s consolidated financial statements. Model N’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Model N’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 30, 2023 with Model N’s management and with PwC, including the results of the independent registered public accounting firm’s audit of Model N’s financial statements. The Audit Committee has also discussed with PwC all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from Model N, as well as any relationships that may impact PwC’s objectivity and independence.
Based on the Audit Committee’s review and discussions with Model N’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Model N’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:

Tim Adams (Chair)
Melissa Fisher
Alan Henricks
Scott Reese

RELATED PERSON TRANSACTIONS
Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and directors discussed below under “Employment Arrangements and Indemnification Agreements,” we were not party to any transactions since October 1, 2022 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.
Statement of Policy Regarding Related Person Transactions
As provided in the Audit Committee Charter, the Audit Committee of our Board of Directors must review and approve in advance any related party transaction. We have also adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our Audit Committee. If the related party is, or is associated with, a member of our Audit Committee, the transaction must be reviewed and approved by another independent body of our Board of Directors. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our Audit Committee for review and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the Audit Committee as soon as reasonably practicable, at which time the Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related party transaction.
It is our intention to ensure that all transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of December 21, 2023. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Model N
Jason Blessing	52	Chief Executive Officer and Board member
John Ederer	54	Chief Financial Officer
Mark Anderson	63	Chief Services Officer
Suresh Kannan	53	Chief Product Officer
Chris Lyon	53	Chief Revenue Officer
Rehmann Rayani	43	Chief Strategy and Marketing Officer
Laura Selig	52	Chief People Officer
For information on the business background of Mr. Blessing, see “Proposal No. 1—Election of Directors” above.
John Ederer has served as Chief Financial Officer since January 2021. From August 2018 to November 2020, Mr. Ederer served as Chief Financial Officer at K2 Software Inc., a provider of cloud-based and on-premise digital process automation solution. From October 2017 to August 2018, Mr. Ederer served as Vice President of Finance at Mobilelron Inc., a leading provider of cloud and mobile security solutions. From August 2014 to January 2017, Mr. Ederer served as Vice President of Corporate Finance at TIBCO Software Inc., a provider of big data software integration. Mr. Ederer holds a Bachelors in Economics and History from Brown University.
Mark Anderson has served as Chief Services Officer since April 2016. From March 2010 to January 2016, Mr. Anderson served as Senior Vice President of Global Solutions Delivery of Vendavo, Inc., a provider of margin and profit optimization solutions. From June 2009 to April 2010, Mr. Anderson served as Vice President of Professional Services of Comergent Technologies, Inc., an information technology and services company. Prior to joining Comergent, Mr. Anderson held several leadership roles in the enterprise software industry, including as Vice President of Professional Services for discrete industries at SAP North America, a provider of business software. Mr. Anderson holds a B.S. in Industrial Engineering from the University of Nebraska and an M.B.A in Operations Management from the Simon School of Business at the University of Rochester.
Suresh Kannan has served as Chief Product Officer since September 2019. From January 2017 to September 2019, Mr. Kannan served as Vice President and General Manager at IQVIA, a provider of support services for pharmaceutical, biotech and medical companies and individuals. From October 2014 to December 2016, Mr. Kannan served as Vice President, Global Technology Solutions at IMS Health, a provider in global information and technology services in the healthcare industry. From April 2012 to September 2014, Mr. Kannan served as Vice President of Product Development at IMS Health. Mr. Kannan holds a MBA in Business Administration from the University of California, Berkeley, Haas School of Business.
Chris Lyon has served as Chief Revenue Officer since April 2019. From August 2017 to March 2019, Mr. Lyon served as Chief Revenue Officer at Total Expert, a provider of SaaS-based marketing solution focused on the financial services industry. From January 2016 to July 2017, Mr. Lyon served as Vice President of North America, Healthcare at Workday, a leading provider of enterprise software. From August 2008 to January 2016, Mr. Lyon held several leadership roles at Workday, including Vice President of North America, Customer Sales and Renewals. Mr. Lyon holds a BA in Business Administration from the University of Minnesota-Duluth.
Rehmann Rayani has served as Chief Strategy and Marketing Officer since November 2021. From August 2018 to October 2021, Mr. Rayani served as Vice President, Corporate Strategy and then Chief Strategy Officer of our Company. From March 2014 to July 2018, Mr. Rayani served in a variety of senior management roles at Plex Systems, Inc., an industry-leading ERP and manufacturing automation solution provider. Prior to Plex, Mr. Rayani was a management consultant at Oliver Wyman and an investment associate at ValueAct Capital. Mr. Rayani holds an MBA from The Wharton School of the University of Pennsylvania and a degree in finance and physics from McGill University.
Laura Selig has served as Chief People Officer since November 2018. From September 2018 to November 2018, Ms. Selig provided human resources consulting services with a focus on small and mid-sized high growth companies. From January 2016 to June 2018, Ms. Selig served as Vice President, People and Culture at SnapLogic, a provider of self-service integration solutions. From January 2015 to January 2016, Ms. Selig served as Vice President, People at Couchbase, a NoSQL database provider. From November 2007 to January 2015, Ms. Selig served as Vice President, HR at Visa. Ms. Selig holds a BA in Psychology from Indiana University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2023 executive compensation program. This includes discussion and background information regarding the compensation of our named executive officers. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
The following executive officers constituted our named executive officers in fiscal year 2023:

Jason Blessing	Chief Executive Officer
John Ederer	Chief Financial Officer
Mark Anderson	Chief Services Officer
Suresh Kannan	Chief Product Officer
Chris Lyon	Chief Revenue Officer
Executive Summary
Business Highlights
Model N had a strong fiscal year 2023 as we neared completion of our transition to the cloud and exceeded our guidance in every metric. The success of our strategic focus on the cloud was demonstrated by the addition of multiple new logos and SaaS transition while driving growth and improving profitability. Additional highlights of our performance for the fiscal year include the following, which include non-GAAP financial measures. Refer to Annex A for a discussion of the definitions and use of non-GAAP measures, including reconciliations of non-GAAP measures to their closest comparable GAAP measures.

•Revenues: Total revenues were $249.5 million, an increase of 14% from fiscal year 2022. Subscription revenues were $181.4 million, an increase of 14% from fiscal year 2022.
•Gross Profit: Gross profit was $141.2 million, an increase of 16% from fiscal year 2022. Gross margin was 57% compared to 56% for fiscal year 2022. Non-GAAP gross profit was $152.6 million, an increase of 14% from fiscal year 2022. Non-GAAP gross margin was 61% for fiscal year 2023 and 2022. Subscription gross margin was 65% compared to 63% for fiscal year 2022. Non-GAAP subscription gross margin was 69% compared to 68% for fiscal year 2022.
•GAAP Net Loss: GAAP net loss was $33.9 million compared to $28.6 million for fiscal year 2022. GAAP basic and diluted net loss per share attributed to common stockholders was $0.89 based upon weighted average shares outstanding of 38.1 million compared to net loss per share of $0.78 based upon weighted average shares outstanding of 36.7 million for fiscal year 2022.
•Non-GAAP Net Income: Non-GAAP net income was $43.0 million, an increase of 62% from fiscal year 2022. Non-GAAP net income per diluted share was $1.11 based upon diluted weighted average shares outstanding of 38.8 million compared to non-GAAP net income per diluted share of $0.72 based upon diluted weighted average shares outstanding of 37.0 million for fiscal year 2022.
•Adjusted EBITDA: Adjusted EBITDA was $42.9 million, an increase of 34% from fiscal year 2022.
•Cash and Cash Flows: Cash and cash equivalents as of September 30, 2023 totaled $301.4 million. Net cash provided by operating activities was $23.6 million for fiscal year 2023 compared with $25.3 million in fiscal year 2022. Free cash flow was $23.2 million for fiscal year 2023 compared with $24.3 million in fiscal year 2022.

The following chart compares the cumulative total return on our common stock with that of the NASDAQ Composite Index and the NASDAQ Computer Index. The chart assumes $100 was invested at the close of market on September 30, 2018, in our common stock, the NASDAQ Composite Index and the NASDAQ Computer Index, and assumes the reinvestment of any dividends.

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Executive Compensation Highlights

Our fiscal year 2023 executive compensation program was designed to support our compensation objectives and reinforce a strong pay-for-performance culture. In support of these goals, during fiscal year 2023, we took the following compensation actions for our executives, including the named executive officers:
•Base Salary Adjustments averaged 5.0%: Base salary adjustments approved by our Compensation Committee averaged 5.0% and were finalized with consideration given to competitive market data provided by the Committee’s independent consultant as well as the performance of each of our executive officers.
•Fiscal Year 2023 Bonus Below Target: The fiscal year 2023 bonus opportunities for our executives were based on our level of achievement of pre-specified targets for Net Annualized Recurring Revenue bookings (“Net ARR bookings”)1, Adjusted EBITDA, and a Customer Satisfaction measure through a net promoter score (“NPS”). Our Compensation Committee approved goals at the beginning of our fiscal year that were considered challenging and aligned with our strategic plan for building long-term stockholder value. Final fiscal year 2023 performance resulted in bonus payments equal to 55.1% of target for our named executive officers, other than Chris Lyon and Mark Anderson, who earned a bonus of 39.6% and 74.8% of target, respectively, based on their individual plans.
•Emphasis on Performance-based Equity: During fiscal year 2023, our Compensation Committee approved performance-based equity grants (“PB-RSUs”) equal to 50% and 40% of the target long-term incentive value for our Chief Executive Officer and other named executive officers, respectively. PB-RSUs granted in fiscal year 2023 are eligible to be earned based on our level of SaaS Annualized Recurring Revenue (“SaaS ARR”)2 over a one-year performance period.
See "Elements of Our Executive Compensation Program" below for further information.
Pay Program Overview
Our compensation program is designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. When making its compensation decisions, our Compensation Committee is mindful to align the interests of our executives with those of our stockholders in order to
1 Net ARR bookings is defined as gross recurring revenue bookings of SaaS, term licenses of products/applications, business services, application services, maintenance and support contracts, hosting arrangements less churn from same.

2 SaaS ARR is defined as the annualized value of our SaaS revenue, which is derived by taking the SaaS portion of our recurring subscription revenue for the quarter, dividing it by the number of days in the quarter, and multiplying it by 365 to get an annualized number. SaaS ARR is not adjusted for the impact of any known or projected future customer cancellations, service upgrades or downgrades or price increases or decreases attain our ultimate objective of driving long-term, sustainable stockholder value. The table below describes the primary elements of our executive compensation program for fiscal year 2023, and the purpose of each element of pay:

Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in an executive’s responsibilities, demonstrated performance or relevant competitive market data.

Short-Term Incentives
Cash incentives reward the achievement of annual corporate and business goals, as well as personal performance objectives. In fiscal year 2023, our annual incentives were based on adjusted EBITDA, Net ARR and NPS, as well as individual performance.

Long-Term Incentive Equity
Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executive talent. In fiscal year 2023, we granted executives both time-based restricted stock units ("RSUs") and performance-based RSUs (“PB-RSUs”).

Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing stockholder value while ensuring that these programs do not encourage excessive risk-taking. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.
Fiscal Year 2023 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, our compensation program is designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on the Company’s performance. Our Compensation Committee thoughtfully employs the primary compensation elements described in the previous table to achieve these objectives. In fiscal year 2023, our reliance on performance-based cash and equity incentives as well as long-term time-based RSUs resulted in a majority of the target total direct compensation for our named executive officers delivered in at-risk pay, subject to variability in realized pay based on changes in our financial performance and/or stockholder returns, as illustrated below.
_________________________
(1)    The target pay mix above reflects the grant date value of equity awarded to named executive officers in fiscal year 2023.

Outreach, Engagement and Say-on-Pay Responsiveness
At our 2023 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers for fiscal year 2022 (the “say-on-pay” proposal). Our stockholders approved the say-on-pay proposal, with approximately 98% of the votes cast voting in favor of our executive compensation program.
Our Compensation Committee reviews our executive compensation program annually, taking into consideration feedback from our stockholders, including the results of our say-on-pay vote, as well as market conditions and input from the Compensation Committee’s independent compensation consultant. Taking into consideration the strong say-on-pay support at our 2023 Annual Meeting of Stockholders, our Compensation Committee determined to retain most of the key features of our executive compensation program during fiscal year 2023. We also have a practice of engaging with key stakeholders on an as needed basis to discuss the rationale behind our executive pay programs.
Our Compensation Committee considers the results of our say-on-pay vote to be an important input in the evaluation of our approach to executive compensation and the effectiveness of our incentive compensation programs and will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote as well as other feedback received throughout the fiscal year.
Compensation Related Policies and Practices
We believe our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Our key practices include:

What We Do	✓ Pay-for-performance philosophy and culture
✓ Strong emphasis on performance-based incentive awards
✓ Responsible use of shares under our long-term incentive program
✓ Rigorous stock ownership requirements for all executives and non-employee directors
✓ A clawback policy applicable to executive officers
✓ Engagement of an independent compensation consultant
✓ Conduct annual stockholder outreach
What We Don’t Do	X No hedging and pledging of Company stock
X No excise tax gross-ups
X No repricing of stock option awards without stockholder approval
X No supplemental executive retirement plans
X No excessive perquisites
Executive Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented employees. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains, and rewards employees who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic objectives.
In fiscal year 2023, our Compensation Committee reviewed and assessed our general compensation philosophy, which is intended to align with our core values, yearly performance, and our stockholder interests, as well as to effectively balance our short- and long-term objectives. The Compensation Committee believes that our compensation should support and reward decision-making that is in the best interests of our long-term stockholders, and that a great work environment needs to be supported by competitive pay practices and benefits. When determining the competitiveness of our pay practices, we look at the entire pay and benefit package, taking into account total direct compensation. In assessing the competitiveness of our compensation program, we reference the 50th percentile of the relevant competitive market, and make adjustments, either up or down, to reflect a variety of considerations, including individual performance, scope of responsibilities, criticality of position, retention considerations and internal equity considerations.
The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives and reviews our executive compensation programs at least annually.
Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:
•Facilitate our ability to recruit, retain and motivate top talent;
•Align the interests of our executives with those of our stockholders;
•Provide differentiated pay for performance; and

•Balance short- and long-term strategic objectives.
Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee oversees and administers the compensation program for our executive officers in accordance with its Charter. Our Compensation Committee’s responsibilities include oversight of our equity and incentive-based compensation plans. At least annually, our Compensation Committee reviews our overall compensation strategy, including our use of base salary, incentive compensation and equity-based awards.
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and approves the compensation of these executives, including our other named executive officers. Our Compensation Committee does not delegate any of its responsibility to determine executive compensation.
Role of Management
Our Compensation Committee receives support from our senior people team and legal executives in designing our executive compensation program and analyzing competitive market practices. Our Chief Executive Officer and other executives, including our Chief Financial Officer, Chief Legal Officer and Chief People Officer, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives. Our Chief Executive Officer also evaluates the performance of our executives and provides recommendations to our Compensation Committee regarding the compensation of our executives, including our named executive officers (other than with respect to his own compensation). None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of Consultants
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During fiscal year 2023, the Compensation Committee retained the services of Compensia as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2023, Compensia provided the following support:
•assisted in the review and updating of our compensation peer group;
•analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•provided advice with respect to compensation best practices and market trends for named executive officers and directors;
•assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives; and
•provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee's approval. Prior to engaging Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that Compensia's work did not raise any conflicts of interest.
Consideration of Compensation Risk
During fiscal year 2023, our management team completed a comprehensive evaluation of risk as it relates to the Company’s compensation programs, policies, and practices for all Model N employees. Our Compensation Committee reviewed the findings of this assessment and does not believe that the Company’s compensation policies and practices encourage excessive or inappropriate risk taking or are reasonably likely to have a material adverse effect of the Company.
Use of Market Data
With the assistance and recommendations of Compensia, the Compensation Committee adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification as well as company size in terms of revenue (targeting a range between approximately $100 million to $400 million) and market capitalization (targeting a range between approximately $300 million to $3.0 billion).

For fiscal year 2023, the compensation peer group consisted of the following 18 companies:

Agilysys	PagerDuty
American Software	Phreesia
AvePoint	PROS Holdings
Benefitfocus	SPS Commerce
BigCommerce Holdings	Sumo Logic
Couchbase	Upland Software
JFrog	UserTesting
LivePerson	Veritone
Mitek Systems	Zuora
The Compensation Committee evaluates the peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual's performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the peer group.
Compensation Decision-Making
The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. Instead, the Compensation Committee makes its compensation decisions based on a variety of relevant factors, including those listed below.
For fiscal year 2023, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•a compensation analysis of competitive market data performed by Compensia;
•each executive officer’s scope of responsibilities;
•each executive officer’s skill set;
•each executive officer’s prior experience;
•each executive’s time in his or her position;
•the individual performance evaluations and the recommendations of our Chief Executive Officer; and
•general market conditions.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Elements of Our Executive Compensation Program
The key elements of our executive compensation program are base salary, annual cash bonuses, and equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of stockholder value.
Base Salaries
We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year. For fiscal year 2023, our Compensation Committee approved base salary adjustments with consideration given to overall market conditions, individual performance of each of our named executive officers, and competitive market data provided by Compensia.

For fiscal year 2023, the annualized base salaries for our named executive officers were as follows:

	2022	2023	%
Executive	Base Salary	Base Salary	Change
Jason Blessing	$530,000	$556,500	5.0%
John Ederer	$386,000	$405,000	4.9%
Mark Anderson	$340,000	$357,000	5.0%
Suresh Kannan	$385,000	$404,000	4.9%
Chris Lyon	$380,000	$399,000	5.0%
Annual Bonus Plan
We provide our executive officers, including our named executive officers, with the annual opportunity to earn cash bonuses to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves cash bonus decisions for our executive officers in its sole discretion based on a variety of factors, including performance versus certain Company performance metrics, as described below, as well as individual performance.
The bonus targets applicable to our named executive officers for fiscal year 2023 were as follows, which were unchanged from their applicable targets for fiscal year 2022, with the exception of John Ederer who received an increase in his bonus opportunity to more closely align with our peer group market compensation data and his contributions to our business:

Executive	FY2023 Target Opportunity (as a % of base salary)
Jason Blessing	100%
John Ederer	65%
Mark Anderson	65%
Suresh Kannan	60%
Chris Lyon	100%
Fiscal Year 2023 Performance Metrics and Actual Results
The bonus plan applicable to fiscal year 2023 was based on our level of achievement of Net ARR Bookings, NPS, and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets established by the Compensation Committee. Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition & integration related expenses, deferred revenue adjustment, interest (income) expense, net, other (income) expenses, net, certain legal expenses, and provision for (benefit from) income taxes. In establishing the bonuses for named executive officers, the Net ARR bookings, EBITDA and NPS metrics were weighted at 50%, 40% and 10%, respectively. Because Mr. Lyon and Mr. Anderson are primarily responsible for revenue and renewals, their incentive opportunities include an additional emphasis on revenue generating metrics in their fiscal year 2023 plans.
The Compensation Committee approved these performance metrics since, in its view, these were strong indicators of the successful execution of our annual operating plan and that achieving the target level of Net ARR bookings, adjusted EBITDA, and Customer Satisfaction would require a focused and consistent effort by our executive officers throughout the fiscal year. The Compensation Committee may adjust the payouts resulting from our actual performance as measured against these objective metrics upward or downward based on its assessment of individual performance after considering input from our Chief Executive Officer.
For fiscal year 2023, our adjusted EBITDA was $42.9 million, equal to approximately 102% of the $42.0 million target approved at the beginning of the fiscal year. This level of performance resulted in a payout equal to 103% of target for the adjusted EBITDA component of the bonus. Our Customer Satisfaction performance was determined by our Net Promoter Score (“NPS”), which consolidates feedback from our users and provides a valuable non-financial strategic input for our leadership team in running our business. Our NPS exceeded the target approved at the beginning of the year, resulting in a 138% payout for the Customer Satisfaction component of the bonus.
The Company has chosen not to disclose our Net ARR bookings targets since it is an internal performance metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee has endeavored to set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained. Our fiscal year 2023 Net ARR bookings fell short of the threshold performance set for the year, resulting in no payout for this component of the bonus.
The fiscal year 2023 bonus plan also includes a feature that any amounts funded in excess of 105% of target would have been paid in fully vested RSUs. Our Compensation Committee approved this plan feature taking into consideration a desire to maintain an ongoing focus on stockholder value creation and avoid any over-emphasis on short-term results that drive bonus plan payouts. As the total fiscal year 2023 bonus plan funding level did not exceed 105%, none of the fiscal year 2023 bonus was paid in RSUs.
Fiscal Year 2023 Earned Bonuses
The fiscal year 2023 bonuses earned by our named executive officers reflect the corporate performance factor that was calculated based on our performance against the Net ARR bookings, adjusted EBITDA, and NPS performance goals described above.

	FY2023 Target Opportunity		FY2023 Earned Incentives
Executive	(as a % of base salary)	FY2023 Base Salary	%	$
Jason Blessing	100%	$556,500	55.1%	$306,628
John Ederer	65%	$405,000	55.1%	$105,049
Mark Anderson (1)	65%	$357,000	74.8%	$173,594
Suresh Kannan	60%	$404,000	55.1%	$133,561
Chris Lyon (2)	100%	$399,000	39.6%	$157,977
_________________________
(1)    Mr. Anderson earned 74.8% due to his individual performance metrics having an additional revenue-generating metric specific to professional services.
(2)    Mr. Lyon earned 39.6% due to his individual performance metrics having a different weighting than the other named executive officers with a larger emphasis on net bookings in fiscal year 2023.
Equity-Based Awards
We use equity awards to motivate and reward our executive officers, including our named executive officers, for long-term corporate performance and to align their interests with those of our stockholders.
Consistent with market practice in technology companies, our long-term incentive program is comprised entirely of full-value equity vehicles, namely time-based and performance-based restricted stock units (“RSUs”). We award RSUs so as to reduce short-term dilution and stock plan share utilization, while providing a long-term, retentive element to the executive pay package. We incorporate performance-based RSUs into the program to further enhance the alignment between pay and the long-term performance of our Company.
Fiscal Year 2023 Equity Awards
In fiscal year 2023, consistent with past practice, we granted our executives, including our named executive officers a mix of performance-based and time-based RSU awards. The annual equity awards granted to our named executive officers were determined by our Compensation Committee after reviewing data from a competitive market analysis prepared by Compensia. In addition, our Compensation Committee considers the input of our Chief Executive Officer regarding the individual performance and pay levels for his direct reports. The combination of time-based and performance-based equity awards set forth in the table below reflect a 50% and 40% weighting on performance-based equity for our Chief Executive Officer and other named executive officers, respectively. Equity awards are granted to our named executive officers annually in November, with a target value converted into a number of shares based on the average of the closing prices of our stock during the month of October.

Executive	Time-based RSUs (#)	Performance-based RSUs (#)
Jason Blessing	78,332	78,332
John Ederer	39,309	26,206
Mark Anderson	30,763	20,509
Suresh Kannan	30,763	20,509
Chris Lyon	37,600	25,067
Time-based RSUs
The time-based RSUs granted to our named executive officers vest over a three-year period with 16.67% of the shares vesting six months from the vesting commencement date (November 15, 2022) and the remaining shares vesting ratably, each fiscal quarter over the remainder of the three-year period. Any unvested awards will become fully vested in the event of a qualifying termination of employment within 12 months of a change in control of Model N as further described below.

Fiscal Year 2023 Performance-based RSUs
In fiscal year 2023, the Compensation Committee determined to grant a portion of the target equity grant value to our executives in the form of performance-based RSUs (“PB-RSU”) based on SaaS ARR, which is a key long-term strategic business objective. This approach reflects a plan design change from fiscal years 2021 and 2022, during which PB-RSUs were tied to relative total shareholder return (TSR) performance. The Compensation Committee approved this change in the context of the importance of SaaS ARR to our business strategy, including a focus on driving client SaaS transitions and subscription revenue. The Compensation Committee believes that this plan complements other short- and long-term incentives, provides strong alignment with shareholders, and supports a rigorous pay-for-performance approach.
The PB-RSUs awarded to named executives in fiscal year 2023 are based on our SaaS ARR performance relative to targets established by the Compensation Committee for fiscal year 2023. One-third of any PB-RSUs that are earned based on our fiscal year 2023 performance will vest on the first anniversary of the vesting commencement date (November 15, 2022), and the remaining earned shares vest ratably over the following eight fiscal quarters, for a total 3-year vesting period.
The following table summarizes the SaaS ARR goals approved by the Compensation Committee for fiscal year 2023.

Threshold 50% of Target Payout	Target 100% of Target Payout	Maximum 100% of Target Payout
$134.4 million	$141.4 million	$148.4 million
For the fiscal year 2023 PB-RSUs, the company did not achieve the threshold performance level for SaaS ARR and therefore none of these awards will vest.
Results of Prior Year PB-RSUs
In fiscal years 2021 and 2022, the Compensation Committee granted PB-RSUs eligible to be earned based on the company’s relative total shareholder return (“TSR”) as compared to the total shareholder return of each company in the Russell 3000 index. For both grants of PB-RSUs, performance is measured over equally weighted 2- and 3-year performance periods.
The table below summarizes the status of TSR PB-RSUs outstanding during fiscal year 2023, including the outcome for one tranche of fiscal year 2021 PB-RSUs for which the performance period ended during our fiscal year 2023.

Grant Year	Performance Period	MODN TSR % Rank	% of Target Earned
Fiscal Year 2021	January 2021 – January 2023	60.3%	101.1%
Fiscal Year 2021	January 2021 – January 2024	N/A	N/A
Fiscal Year 2022	January 2022 – January 2024	N/A	N/A
Fiscal Year 2022	January 2022 – January 2025	N/A	N/A

Fiscal Year 2022 Annual Bonus Plan Paid in RSUs During Fiscal Year 2023
As mentioned above under “Fiscal Year 2023 Performance Metrics and Actual Results,” bonus payments in excess of 105% of target are made in fully vested RSUs. As such, the following fully vested RSUs were awarded in November 2022 based on our performance during fiscal year 2022.

Executive	Fully Vested RSUs (#)
Jason Blessing	5,457
John Ederer	2,385
Mark Anderson	1,894
Suresh Kannan	2,378
Chris Lyon	4,006
Additional Policies and Practices
Stock Ownership Guidelines
To help ensure a strong alignment between executives and stockholder interests, the Company has adopted an equity ownership policy. The Company requires the Board of Directors and the executive management team to have an equity ownership interest, which includes both vested and unvested time-based RSUs in the Company in accordance with the following schedule by the end of the fiscal year marking the fifth (5th) anniversary of becoming subject to these guidelines:

Position	Requirement
Board of Directors	Lesser of 3x Annual Retainer or 12,000 shares
Chief Executive Officer	Lesser of 3x Annual Base Salary or 100,000 shares
Other Executive Officers	Lesser of 1x Annual Base Salary or 30,000 shares
It is expected that an individual who is subject to the policy will be in compliance with the guidelines by the end of the fiscal year marking the fifth anniversary of becoming subject to the policy. Interim targets to achieve are as follows:
•20-25% after year 2
•40-50% after year 3
•70-75% after year 4
•Compliance by year 5
As of September 30, 2023, each member of our Board of Directors and each of our named executive officers satisfied the applicable ownership guideline.
Anti-Hedging and Pledging Policies
The Board of Directors has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards applicable to the Company. Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s common stock:
•Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and
•Pledging any shares of our common stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
As of the date of this Proxy Statement, no shares of Company common stock were pledged by any director or executive officer.
Clawback Policy
Our Board of Directors determined that it is in the Company’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. Consistent with such determination, our Board of Directors has adopted a Compensation Recovery Policy, effective August 4, 2023, in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ listing standards (the “Clawback Policy”).
Our Clawback Policy is administered by our Compensation Committee and enables the Company to recover from specified current and former Company’s executives certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. Our Clawback Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Exchange Act and applies to their incentive-based cash compensation, that is granted, earned or vested based wholly or in part on the attainment of any Company financial reporting measure.
If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Compensation Committee shall require any executive officer covered by our Clawback Policy to reimburse or forfeit to the Company the amount of incentive-based compensation received by such executive officer based on the financial statements prior to the restatement that exceeds the amount such executive officer would have received had the incentive-based compensation been determined based on the financial restatement. The Compensation Committee will not consider the executive officer’s responsibility or fault or lack thereof in enforcing our Clawback Policy to recoup the amount described above. In addition, if the Compensation Committee determines that the executive officer engaged in any fraud or intentional misconduct that materially contributes to or causes economic loss to the Company, this may be independently considered a triggering event for clawing back incentive compensation, and the Company will use reasonable efforts to recover from such executive officer up to 100% of the incentive-based compensation received by such executive officer.
Benefits and Perquisites
Our employee benefit programs, including our health, dental, vision, life insurance and disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees. The Company has a savings plan that qualifies under Section 401(k) of the

Internal Revenue Code. Under the Section 401(k) Plan, employer matching contributions are based upon the amount of the employees’ contributions subject to certain limitations.
Our executive officers are generally not provided any perquisite or other benefits not available to our other employees. As disclosed in the Summary Compensation Table below, we do provide our Chief Executive Officer with a car service in connection with his roundtrip commute from his home to our headquarters in San Mateo, California. Our Compensation Committee approved this perquisite in connection with Mr. Blessing’s offer of employment, and believes this expense is in the Company’s interest as a way to maximize Mr. Blessing’s ability to focus on Company business.
Tax and Accounting Treatment of Compensation
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred. In addition, Section 162(m) of the Internal Revenue Code generally disallows companies to deduct for tax purposes individual compensation expense in excess of $1,000,000 paid to certain executive officers within a taxable year. The Compensation Committee seeks to balance the cost and benefit of accounting and tax impacts with our executive compensation goals designed to promote long-term interests. Accordingly, the Compensation Committee retains discretion to approve new compensation or modify existing compensation arrangements that result in a loss of tax deductibility when it believes that such payments are appropriate to attract and retain executive talent.

EMPLOYMENT ARRANGEMENTS
Employment, Severance and Change in Control Arrangements
We have entered into an employment agreement or offer letter with each of our named executive officers in connection with their commencement of employment with us. Each of these arrangements was negotiated with oversight from the Compensation Committee of our Board of Directors.
Typically, these arrangements provide for at-will employment and include our named executive officers’ initial base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. These arrangements also provided for a recommended equity award grant to be submitted to the Compensation Committee of our Board of Directors for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. These employment arrangements were each subject to execution of our standard confidential information and invention assignment agreement.
Jason Blessing. We entered into an employment agreement (“Employment Agreement”) with Mr. Blessing, Chief Executive Officer, on May 7, 2018. Pursuant to the Employment Agreement, Mr. Blessing’s initial base salary was established at $415,000 per year. In addition, Mr. Blessing is eligible to receive an annual target bonus of at least 100% of his base salary based on the achievement of individual and Company objectives. On June 7, 2018, in accordance with the terms of his Employment Agreement, Mr. Blessing was granted initial equity awards of (i) $2,175,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $2,175,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Blessing’s employment is at will and may be terminated at any time, with or without cause.
John Ederer. We entered into an offer letter agreement with Mr. Ederer, Chief Financial Officer, on December 23, 2020. Pursuant to the offer letter, Mr. Ederer’s initial base salary was established at $375,000 per year. In addition, Mr. Ederer is eligible to receive an annual target bonus of $225,000 based on the achievement of Company and personal objectives. On March 9, 2021, in accordance with the terms of his offer letter, Mr. Ederer was granted initial equity awards of (i) $1,650,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $1,100,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Ederer’s employment is at will and may be terminated at any time, with or without cause.
Mark Anderson. We entered into an offer letter agreement with Mr. Anderson, Chief Services Officer, on March 30, 2016. Pursuant to the employment agreement, Mr. Anderson’s initial base salary was established at $275,000 per year. In addition, Mr. Anderson is eligible to receive an annual target bonus of $125,000 based on the achievement of Company and personal objectives. On May 12, 2016, Mr. Anderson was granted initial equity awards of (i) $250,000 worth of restricted stock units that will vest over four years with 25% vesting on each annual anniversary of the 15th day of the second month of the quarter; and (ii) $500,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Anderson’s employment is at will and may be terminated at any time, with or without cause.
Suresh Kannan. We entered into an offer letter agreement with Mr. Kannan, Chief Product Officer, on September 6, 2019. Pursuant to the offer letter, Mr. Kannan’s initial base salary was established at $360,000 per year. In addition, Mr. Kannan is eligible to receive an annual variable compensation target bonus equal to 60% of the base salary if Company and personal assignment achievement is reached. In accordance with the terms of his offer letter, Mr. Kannan was granted initial equity awards of (i) $1,750,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; (ii) $750,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria; and (iii) $100,000 worth of Special Equity that will vest fully on the six month anniversary of his start date. Mr. Kannan’s employment is at will and may be terminated at any time, with or without cause.
Chris Lyon. We entered into an offer letter agreement with Mr. Lyon, Chief Revenue Officer, on March 27, 2019. Pursuant to the offer letter, Mr. Lyon’s initial base salary was established at $335,000 per year. In addition, Mr. Lyon is eligible to receive an annual variable compensation target bonus potential of approximately $335,000 if 100% of personal assignment achievement is reached. On June 12, 2019, Mr. Lyon was granted initial equity awards of (i) $910,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $390,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Lyon’s employment is at will and may be terminated at any time, with or without cause.
Severance and Change in Control Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Model N and its stockholders. Accordingly, our equity award agreements with each of our named executive officers provide for acceleration of vesting of 100% of the unvested shares of our common stock underlying such equity awards in the event of an involuntary termination of employment (as such term is defined in the equity award agreement) within 12 months following a change in control in our Company.
In addition, we entered into a Change in Control and Severance Agreement (“Severance Agreement”) with each of our named executive officers. The Severance Agreements provide that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the executive officer for “good reason,” (each as defined in the Severance Agreement) each named executive officer who is currently employed by us (other than our Chief Executive Officer) would be entitled to receive: (i) a lump sum severance payment of six months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the named executive officer and his or her covered dependents for up to six months will be paid by the Company. If the executive officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits to such individual in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits for the named executive officer and his or her covered dependents for up to 12 months and (iii) each of the executive officer’s outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
Our Severance Agreement with our Chief Executive Officer provides that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the Chief Executive Officer for “good reason,” (each as defined in the Severance Agreement)our Chief Executive Officer would be entitled to receive: (i) a lump sum severance payment of 12 months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months will be paid by the Company. If the Chief Executive Officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 18 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months and (iii) each of his outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
These severance arrangements are intended to support our named executive officers’ continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Model N. Each Severance Agreement has an initial term of three years following the effective date, and will automatically renew for successive three-year periods unless the Company provides the executive officer with notice of non-renewal at least three months prior to the end of the applicable term.

Potential Cost of Termination Payments
In the table below, we have estimated the potential cost to us of the compensation to which each named executive officer would be entitled in the event of a qualifying termination of employment outside of a change of control of the Company and within 12 months of a change of control of the Company, effective as of September 30, 2023. In each case, equity compensation values are based on the closing price per share of our common stock on September 29, 2023 of $24.41.

	Qualifying Termination			Qualifying Termination in Connection with a Change in Control
Named Executive Officer	Cash Payments ($)	Benefits ($)	Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)	Total ($)
Jason Blessing	1,113,000	74,181	1,187,181	1,391,250	74,181	7,414,928	8,880,359
John Ederer	465,750	18,545	484,295	668,250	37,090	3,050,884	3,756,224
Mark Anderson	410,550	10,018	420,568	589,050	20,035	2,327,982	2,937,067
Suresh Kannan	444,400	1,108	445,508	646,400	2,216	2,424,987	3,073,603
Chris Lyon	598,500	14,433	612,933	798,000	28,865	2,864,318	3,691,183

SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended September 30, 2023, 2022 and 2021, as applicable.

Name and Principal Position	Fiscal Year	Base Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Jason Blessing	2023	556,500	—		306,628	6,009,632	4,911	(4)	6,877,671
Chief Executive Officer and	2022	530,000	—		748,074	5,798,205	2,807	(4)	7,079,086
Member of the Board	2021	515,000	—		758,203	4,283,768	—		5,556,971
John Ederer (5)	2023	405,000	—		145,049	2,513,155	1,035	(4)	3,064,239
Chief Financial Officer	2022	386,000	—		326,894	1,816,791	—		2,529,685
	2021	281,250	50,000	(5)	247,760	3,232,755	—		3,811,765
Mark Anderson	2023	357,000	—		173,594	1,966,794	1,103	(4)	2,498,491
Chief Services Officer	2022	340,000	—		298,552	1,906,446	—		2,544,998
	2021	330,000	—		337,142	887,407	—		1,554,549
Suresh Kannan	2023	404,000	—		133,561	1,966,794	1,149	(4)	2,505,504
Chief Product Officer	2022	385,000	—		326,048	2,021,571	—		2,732,619
	2021	375,000	—		331,254	1,148,354	—		1,854,608
Chris Lyon	2023	399,000	—		157,977	2,403,906	1,943	(4)	2,962,826
Chief Revenue Officer	2022	380,000	—		539,623	2,366,978	—		3,286,601
	2021	370,000	—		515,280	1,148,354	—		2,033,634
_________________________
(1)    The amounts in this column reflect cash bonus awards earned by the named executive officers under our bonus plans applicable to fiscal years 2023, 2022 and 2021, as applicable. The bonus plan applicable to fiscal year 2023 is discussed in greater detail in “Executive Compensation” above. Fiscal year 2023 bonuses reflect 55.1% achievement, except for Chris Lyon's and Mark Anderson's bonuses which reflect 39.6% and 74.8% achievement, respectively, due to each of their individual performance metrics. The amounts for fiscal years 2022 and 2021 include the portion of bonus awards above 105% which were paid in fully vested RSUs, as discussed in the “Executive Compensation” section above.
(2)    The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our Amended and Restated 2021 Equity Incentive Plan (which replaced the 2013 Equity Incentive Plan) to our named executive officers during the fiscal years ended September 30, 2022, 2021 and 2020 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the RSU awards reported in this column are set forth in Note 12 to our consolidated financial statements included in our fiscal year 2021 Annual Report on Form 10-K filed on November 17, 2023. Note that the amounts reported in this column reflect the accounting cost for these RSU awards, and do not correspond to the actual economic value that may be received by our named executive officers from the RSU awards.
(3)    The fiscal year 2023 stock awards are discussed in greater detail in “Executive Compensation” above.
(4)    Fiscal year 2023 values include personal perquisites for our named executive officers, which also included tax gross ups for those perquisites in the amounts of $525, $56, $124, $170 and $520 for Messrs. Blessing, Ederer, Anderson, Kannan and Lyon, respectively. Pursuant to Mr. Blessing’s employment agreement, the Company provides a car service in connection with Mr. Blessing’s roundtrip commute between his home and the Company’s offices in San Mateo, California and these values have been included in the fiscal years 2023 and 2022 amounts above.
(5)    Value represents a one-time sign-on bonus paid in cash to Mr. Ederer.

Grants of Plan-Based Awards During Fiscal Year 2023 Table
The following table provides information related to grants of plan-based awards to our named executive officers during fiscal year 2023:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Target ($)	Maximum ($)(2)	Target (#)	Maximum (#)(2)	All Other Stock Awards; Numbers of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Jason Blessing	11/14/2022	—	—	78,332	156,664	—	3,004,816
	11/14/2022	—	—	—	—	78,332	3,004,816
		556,500	1,113,000
John Ederer	11/14/2022	—	—	26,206	52,412	—	1,005,262
	11/14/2022	—	—	—	—	39,309	1,507,893
		263,250	526,500
Mark Anderson	11/14/2022	—	—	20,509	41,018	—	786,725
	11/14/2022	—	—	—	—	30,763	1,180,069
		232,050	464,100
Suresh Kannan	11/14/2022	—	—	20,509	41,018	—	786,725
	11/14/2022	—	—	—	—	30,763	1,180,069
		242,000	484,800
Chris Lyon	11/14/2022	—	—	25,067	50,134	—	961,570
	11/14/2022	—	—	—	—	37,600	1,442,336
		399,000	798,000
_________________________
(1)    There are no threshold levels for the award.
(2)    Maximum payout for fiscal year 2023 was capped at 200% of target based on plan design.
(3)    The amounts reported in this column represent the aggregate grant date fair value of stock awards granted under our Amended & Restated 2021 Equity Incentive Plan to our named executive officers during the fiscal year ended September 30, 2023 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 12 to our consolidated financial statements included in our fiscal year 2023 Annual Report on Form 10-K, filed on November 17, 2023. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

Outstanding Equity Awards at 2023 Fiscal Year-End Table
The following table provides information regarding outstanding RSUs held by our named executive officers as of September 30, 2023.

		Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jason Blessing	11/22/2019	(3)	3,990	97,396	—	—
	12/04/2020	(3)	17,590	429,372	—	—
	11/13/2021	(3)	42,106	1,027,807	—	—
	11/14/2022	(5)	58,741	1,433,868	—	—
	12/04/2020	(6)	—	—	28,148	687,093
	11/13/2021	(6)	—	—	74,859	1,827,308
John Ederer	03/09/2021	(2)	16,752	408,916	—	—
	11/13/2021	(3)	14,436	352,383	—	—
	11/13/2021	(4)	6,111	149,170	—	—
	11/14/2022	(5)	29,477	719,534	—	—
	03/09/2021	(6)	0	—	14,892	363,514
	11/13/2021	(6)	0	—	17,111	417,680
Mark Anderson	11/22/2019	(3)	1,008	24,605	—	—
	12/04/2020	(3)	4,485	109,479	—	—
	11/13/2021	(3)	13,403	327,167	—	—
	11/13/2021	(4)	12,222	298,339	—	—
	11/14/2022	(5)	23,068	563,090	—	—
	12/04/2020	(6)		—	4,786	116,826
	11/13/2021	(6)		—	15,889	387,850
Suresh Kannan	12/04/2020	(3)	5,805	141,700	—	—
	11/13/2021	(3)	14,436	352,383	—	—
	11/13/2021	(4)	12,222	298,339	—	—
	11/14/2022	(5)	23,068	563,090	—	—
	12/04/2020	(6)	—	—	6,193	151,171
	11/13/2021	(6)	—	—	17,111	417,680
Chris Lyon	11/22/2019	(3)	1,552	37,884	—	—
	12/04/2020	(3)	5,805	141,700	—	—
	11/13/2021	(3)	17,530	427,907	—	—
	11/13/2021	(4)	12,222	298,339	—	—
	11/14/2022	(5)	28,196	688,264	—	—
	12/04/2020	(6)	—	—	6,193	151,171
	11/13/2021	(6)	—	—	20,777	507,167
___________________________
(1)    The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on September 30, 2023, which was $24.41.
(2)    The shares subject to this RSU award vest as to 25% on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date.
(3)    The shares subject to this RSU award vest as to 6.25% on each quarterly anniversary of the vesting commencement date.
(4)    The shares subject to this RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date.
(5)    The shares subject to this RSU award vest as to 16.67% six months from the vesting commencement date and 8.33% vesting thereafter on each quarterly anniversary of the vesting commencement date.
(6)    The shares subject to this performance-based RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date based on the performance of our stock price relative to the Russell 3000 Index.

Stock Vested During Fiscal Year 2023 Table
The following table provides information related to the vesting of RSUs held by our named executive officers during fiscal year 2023. Our named executive officers did not exercise any options during fiscal year 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jason Blessing	109,816	$3,666,774
John Ederer	44,856	$1,480,320
Mark Anderson	29,356	$962,640
Suresh Kannan	44,380	$1,462,757
Chris Lyon	48,093	$1,594,355
__________________________
(1)    The aggregate value realized upon the vesting of an RSU represents the aggregate market price of the shares of our common stock on the date of vesting.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
The fiscal year 2023 annual total compensation of our Chief Executive Officer was $6,877,671, the fiscal year 2023 annual total compensation of our median compensated employee was $98,263, and the ratio of these amounts is 70 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. For purposes of calculating the pay ratio for fiscal year 2023, we identified our median employee using the sum of target cash compensation (annualized base pay plus cash incentive target) and grant date fair value of equity awards granted to employees as of the last day of our fiscal year 2023. We applied this measure to our regular, global employee population, excluding our Chief Executive Officer, as of the last day of our fiscal year 2023. For employees outside of the United States, we converted pay to U.S. dollars using the applicable exchange rate in effect on the last day of our fiscal year 2023. We did not exclude any non-U.S. employees under the de minimus or other exceptions set forth in Item 402(u) of Regulation S-K, and did not make any cost-of-living adjustments. Once we identified our median employee, we calculated the employee’s fiscal year 2023 annual total compensation using the same methodology that is used to calculate our Chief Executive Officer’s annual total compensation in the table entitled “Summary Compensation Table”.
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay-Versus-Performance
The Compensation Committee approves and administers our executive compensation program, which it designs to attract, incentivize, reward, and retain our executive officers. Our program aligns executive pay with shareholder interests and links pay to performance through a blend of short-term and long-term performance measures.
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and certain aspects of our financial performance. For further information concerning our pay for performance philosophy and how executive compensation aligns with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay-Versus-Performance Table

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment Based On:		Net Income	Company-Selected Measure: Adjusted EBITDA
					Total Stockholder Return	Peer Group Total Stockholder Return
(1)(a)	(2)(b)	(3)(c)	(2)(d)	(3)(e)	(4)(f)	(4)(5)(g)	(6)(h)	(7)(i)
2023	$6,877,671	-$739,387	$2,757,765	$377,843	$69	$144	-$33,922,000	$42,873,000
2022	$7,079,086	$8,152,492	$2,773,476	$3,082,764	$97	$101	-$28,635,000	$32,090,000
2021	$5,556,971	$5,143,816	$1,636,041	$779,302	$95	$136	-$29,737,000	$26,030,000
_________________________
(1)    During fiscal years 2021, 2022, and 2023 our principal executive officer (“PEO”) was Jason Blessing. The names of each non-PEO named executive officer (“NEO”) included for purposes of calculating the average amounts of total compensation in each covered fiscal year are as follows:
•Fiscal Year 2023: John Ederer, Mark Anderson, Suresh Kannan, Chris Lyon
•Fiscal Year 2022: John Ederer, Mark Anderson, Suresh Kannan, Chris Lyon
•Fiscal Year 2021: John Ederer, Mark Anderson, Suresh Kannan, Chris Lyon, Cathy Lewis, David Barter
(2)    The dollar amounts reported in columns (b) and (d) are the amounts reported for our PEO and the average of our non-PEO NEOs, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table.
(3)    The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid” to our PEO and Non-PEO NEOs in each respective year. The dollar amounts do not reflect the actual amount of compensation earned or received during the applicable fiscal year. There are no material differences between the assumptions used to compute the valuation of the equity awards for calculating the compensation actually paid from the assumptions used to compute the valuation of such equity awards as of the grant date. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation of our PEO and non-PEO NEOs for each year to determine the “compensation actually paid” to each such person:

PEO			2021	2022	2023
	Summary Compensation Table - Total Compensation	(a)	$5,556,971	$7,079,086	$6,877,671
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$4,283,768	$5,798,205	$6,009,632
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$3,389,680	$6,292,756	$1,433,868
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	-$512,529	$367,738	-$3,768,905
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$394,726	$578,095	$775,018
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$598,735	-$366,978	-$47,407
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0	$0
=	Compensation Actually Paid		$5,143,816	$8,152,492	-$739,387

Non-PEO NEO Average			2021	2022	2023
	Summary Compensation Table - Total Compensation	(a)	$1,636,041	$2,773,476	$2,757,765
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$1,092,881	$2,027,947	$2,212,662
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$854,885	$2,102,200	$633,494
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	-$71,085	$110,269	-$1,126,223
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$71,976	$225,895	$352,346
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	-$25,123	-$101,130	-$26,876
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$594,511	$0	$0
=	Compensation Actually Paid		$779,302	$3,082,764	$377,843
(4)    Company and Peer Group total shareholder return is calculated by assuming that a $100 investment was made on the close of trading on September 30, 2020 and reinvesting all dividends until the last day of each reported fiscal year.
(5)    The peer group used is the NASDAQ Computer Index, as used in the performance graph shown in our annual report.
(6)    The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.

(7)    The Company-Selected metric is Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), adjusted for depreciation and amortization, stock-based compensation expense, interest expense, interest income, other income (expenses), net, provision for income taxes, and loss on extinguishment of debt.
Financial Performance Measures
The financial performance measure listed below represents all of the financial performance measures that were used to determine the compensation actually paid to our named executive officers in fiscal year 2023:
•Adjusted EBITDA
Certain information regarding non-financial performance measures used by the Company in determining the compensation of its NEOs for fiscal year 2023 is described in the Compensation Discussion and Analysis above.
Compensation Actually Paid and Company TSR and Peer Group TSR
The following chart illustrates the relationship between our Compensation Actually Paid and TSR.

Compensation Actually Paid and Net Income
The following chart illustrates the relationship between our Compensation Actually Paid and Net Income.

Compensation Actually Paid and Adjusted EBITDA
The following chart illustrates the relationship between our Compensation Actually Paid and Adjusted EBITDA.

COMPENSATION COMMITTEE REPORT
The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, our Compensation Committee has recommended to our Board of Directors that the section captioned “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Alan Henricks (Chair)
Baljit Dail
Kim DeCarlis
Dave Yarnold

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of September 30, 2023 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,081,508	(1)	—	6,987,124	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,081,508		—	6,987,124
____________________
(1)    Excludes purchase rights accruing under our 2021 Employee Stock Purchase Plan and includes 2,081,508 shares subject to RSUs, including outstanding unvested performance share awards assuming target achievement under such awards. Assuming maximum performance under such performance share awards, this amount would be 2,546,872 shares.
(2)    Includes 2,561,922 shares of common stock that remain available for purchase under the 2021 Employee Stock Purchase Plan, and 4,425,202 shares of common stock that remain available for purchase under our Amended & Restated 2021 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of December 21, 2023, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 39,032,256 shares of common stock outstanding at December 21, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable, or that will become exercisable or releasable within 60 days of December 21, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned (as of December 21, 2023)
	Number	Percent
Named Executive Officers, Directors and Director Nominees:
Jason Blessing (1)	379,354	*
John Ederer (2)	47,367	*
Mark Anderson (3)	102,513	*
Suresh Kannan (4)	68,525	*
Chris Lyon (5)	65,394	*
Tim Adams (6)	27,048	*
Baljit Dail (7)	55,665	*
Kimberly DeCarlis (8)	13,105	*
Melissa Fisher (9)	52,211	*
Manisha Shetty Gulati (10)	9,369	*
Alan Henricks (11)	29,355	*
Scott Reese (12)	26,840	*
Dave Yarnold (13)	27,012	*
All directors and executive officers as a group (15 persons) (14):	993,855
5% Stockholders:
Conestoga Capital Advisors, LLC (15)	3,973,162	10.2%
BlackRock, Inc. (16)	3,919,425	10.0%
Neuberger Berman Group, LLC (17)	2,996,440	7.7%
Artisan Partners (18)	2,591,033	6.6%
Clearbridge Investments, LLC (19)	2,345,946	6.0%
The Vanguard Group (20)	2,073,841	5.3%
_________________________
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)    Consists of 364,624 shares held by Mr. Blessing and 14,730 shares subject to restricted stock units held by Mr. Blessing that are releasable within 60 days of December 21, 2023.
(2)    Consists of 39,692 shares held by Mr. Ederer and 7,675 shares subject to restricted stock units held by Mr. Ederer that are releasable within 60 days of December 21, 2023.
(3)    Consists of 97,560 shares held by Mr. Anderson and 4,953 shares subject to restricted stock units held by Mr. Anderson that are releasable within 60 days of December 21, 2023.
(4)    Consists of 63,194 shares held by Mr. Kannan and 5,331 shares subject to restricted stock units held by Mr. Kannan that are releasable within 60 days of December 21, 2023.
(5)    Consists of 59,149 shares held by Mr. Lyon, of which shares are held by Mr. Lyon and his spouse as the trustees and beneficiaries of the Christopher J Lyon Revocable Trust. and 6,245 shares subject to restricted stock units held by Mr. Lyon that are releasable within 60 days of December 21, 2023.
(6)    Consists of 25,877 shares held by Mr. Adams and 1,171 shares subject to restricted stock units held by Mr. Adams that are releasable within 60 days of December 21, 2023.
(7)     Consists of 54,382 shares held by Mr. Dail and 1,283 shares subject to restricted stock units held by Mr. Dail that are releasable within 60 days of December 21, 2023.

(8)    Consists of 12,043 shares held by Ms. DeCarlis and 1,062 shares subject to restricted stock units held by Ms. DeCarlis that are releasable within 60 days of December 21, 2023.
(9)    Consists of 51,124 shares held by Ms. Fisher as the trustee of The Melissa B Fisher Revocable Trust dated 4/29/19, and 1,087 shares subject to restricted stock units held by Ms. Fisher that are releasable within 60 days of December 21, 2023.
(10)    Consists of 8,319 shares held by Ms. Gulati and 1,050 shares subject to restricted stock units held by Ms. Gulati that are releasable within 60 days of December 21, 2023.
(11)    Consists of 28,196 shares held by Mr. Henricks and 1,159 shares subject to restricted stock units held by Mr. Henricks that are releasable within 60 days of December 21, 2023.
(12)    Consists of 25,753 shares held by Mr. Reese and 1,087 shares subject to restricted stock units held by Mr. Reese that are releasable within 60 days of December 21, 2023.
(13)    Consists of 25,901 shares held by Mr. Yarnold and 1,111 shares subject to restricted stock units held by Mr. Yarnold that are releasable within 60 days of December 21, 2023.
(14)     Consists of 938,640 shares held by our directors and executive officers as a group and 55,215 shares subject to options and restricted stock units that are exercisable or releasable within 60 days of December 21, 2023 held by our directors and executive officers as a group.
(15)     Based on Schedule 13G filed on January 18, 2023 with the SEC. Consists of (i) 3,973,162 shares of common stock indirectly beneficially owned by Conestoga Capital Advisors LLC, of which it has sole voting power over 3,772,912 shares of common stock and sole dispositive power over 3,973,162 shares of common stock; and (ii) 2,566,719 shares of common stock beneficially owned by Conestoga Small Cap Fund, of which it has sole voting and dispositive power over 2,566,719 shares. The address of each reporting person is 550 E. Swedesford Rd., Suite 120, Wayne, PA 19087.
(16)    Based on Schedule 13G filed December 6, 2023 with the SEC. Consists of 3,919,425 shares of common stock beneficially owned by BlackRock, Inc., of which it has (i) sole voting power over 3,789,952 shares of common stock; and (ii) sole dispositive power over 3,919,425 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Model N, Inc. No one person's interest in the common stock of Model N, Inc. is more than five percent of the total outstanding common shares. The address of the reporting person is 50 Hudson Yards, New York, NY 10001.
(17)    Based on Schedule 13G filed on February 10, 2023 with the SEC. Consists of 2,996,440 shares of common stock beneficially owned by Neuberger Berman Group LLC and its affiliates, who have shared voting power over 2,963,760 shares and shared dispositive power over 2,996,440 shares of unrelated clients. Neuberger Berman Group LLC and its affiliates do not have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Other than named in the Schedule 13G filing, no one client has an interest of more than 5% in the common stock of Model N, Inc. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. Neuberger Berman Investment Advisers LLC also has shared power to dispose but does not have voting power over certain shares from individual client accounts. The address of each reporting person is 1290 Avenue of the Americas, New York, NY 10104.
(18)    Based on Schedule 13G filed on February 10, 2023 with the SEC. Consists of 2,591,033 shares of common stock beneficially owned by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”), of which (i) APLP, Artisan Investments, Artisan Holdings and APAM have shared voting power over 2,049,673 shares and shared dispositive power over 2,591,033 shares; and (ii) Artisan Funds has shared voting and dispositive power over 1,626,556 shares. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. All reported shares have been acquired on behalf of discretionary clients of APLP. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of APLP, Artisan Investments, Artisan Holdings, APAM and Artisan Funds has an economic interest in more than 5% of the class. The address of each reporting person is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(19)    Based on Schedule 13G filed February 10, 2023 with the SEC. Consists of 2,345,946 shares of common stock beneficially owned by ClearBridge Investments, LLC, which has (i) sole voting power over 2,345,399 shares of common stock; and (ii) sole dispositive power over 2,345,946 shares of common stock. The clients of ClearBridge Investments, LLC, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds from the sale of, the securities reported herein. ClearBridge Small Cap Growth Fund, an investment company registered under the Investment Company Act of 1940 and managed by ClearBridge Investments, LLC, has an interest in 1,910,753 shares of the common stock of Model N, Inc. The address of the reporting person is 620 8th Ave., New York, NY 10018.
(20)    Based on Schedule 13G filed on February 9, 2023 with the SEC. Consists of 2,073,841 shares of common stock beneficially owned by The Vanguard Group, of which it has (i) shared voting power over 61,810 shares of common stock; (ii) sole dispositive power over 1,983,744 shares of common stock; and (iii) shared dispositive power over 90,097 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal year 2023, all Section 16(a) filing requirements were satisfied on a timely basis except for: one Form 4 that was filed late by Ms. Fisher reporting two transactions into and out of a trust of which Ms. Fisher is the trustee and beneficiary.
ADDITIONAL INFORMATION
Stockholder Proposals for 2025 Annual Meeting
Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2025 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than September 7, 2024. Such proposals must be delivered to the Corporate Secretary of Model N at the address listed on the front page.
Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2025 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Corporate Secretary of Model N at the address listed on the front page, no earlier than November 2, 2024 and no later than December 2, 2024.
However, if the date of our 2025 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations.
In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 17, 2024.
A copy of the pertinent provisions of the Bylaws is available upon request to the Corporate Secretary of Model N at the address listed on the front page.
Solicitation of Proxies
We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.
Fiscal Year 2023 Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and our 2024 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Annual Meeting of Stockholders” section on our website at investor.modeln.com/financials/annual-reports/.
OTHER MATTERS
We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.
MODEL N, INC.
January 5, 2024
San Mateo, California

ANNEX A
NON-GAAP FINANCIAL MEASURES
We have provided in this proxy statement financial information that has not been prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”). We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below.
A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this Annex A.
Our reported results include certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP subscription gross profit, non-GAAP subscription gross margin, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share, adjusted EBITDA, and free cash flow. Non-GAAP gross profit and subscription gross profit exclude stock-based compensation expense and amortization of intangible assets as they are often excluded by other companies to help investors understand the operational performance of their business. Non-GAAP income from operations excludes stock-based compensation expense and amortization of intangible assets. Non-GAAP net income excludes stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, and loss on extinguishment of debt. Additionally, stock-based compensation expense varies from period to period and from company to company due to such things as valuation methodologies and changes in stock price. Adjusted EBITDA is defined as net income (loss), adjusted for depreciation and amortization, stock-based compensation expense, interest expense, interest Income other income (expenses), net, provision for income taxes and loss on extinguishment of debt. Free cash flow is defined as net cash provided by operating activities less cash used for purchase of property plant and equipment. Reconciliation tables are provided in this Annex A.

Model N, Inc.
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Reconciliation from GAAP net income (loss) to adjusted EBITDA
GAAP net income (loss)	$629	$(8,112)	$(33,922)	$(28,635)
Reversal of non-GAAP items
Stock-based compensation expense	9,404	10,867	38,765	36,054
Depreciation and amortization	1,972	2,266	8,225	8,991
Interest expense	1,829	4,037	6,601	15,642
Loss on extinguishment of debt	—	—	29,493	—
Interest income	(3,440)	(693)	(9,090)	(879)
Other income, net	(163)	(277)	(43)	(558)
Provision for income taxes	770	131	2,844	1,475
Adjusted EBITDA	$11,001	$8,219	$42,873	$32,090

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Reconciliation from GAAP gross profit to non-GAAP gross profit
GAAP gross profit	$36,907	$32,560	$141,245	$122,044
Reversal of non-GAAP expenses
Stock-based compensation (a)	2,234	2,972	9,365	8,961
Amortization of intangible assets (b)	427	709	1,990	2,836
Non-GAAP gross profit	$39,568	$36,241	$152,600	$133,841
Non-GAAP gross margin	62%	62%	61%	61%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Reconciliation from GAAP subscription gross profit to non-GAAP subscription gross profit
GAAP subscription gross profit	$30,496	$27,621	$117,856	$101,257
Reversal of non-GAAP expenses
Stock-based compensation (a)	1,226	1,585	5,134	4,888
Amortization of intangible assets (b)	427	709	1,990	2,836
Non-GAAP subscription gross profit	$32,149	$29,915	$124,980	$108,981
Non-GAAP subscription gross margin	69%	70%	69%	68%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Reconciliation from GAAP professional services gross profit to non-GAAP professional services gross profit
GAAP professional services gross profit	$6,411	$4,938	$23,389	$20,787
Reversal of non-GAAP expenses
Stock-based compensation (a)	1,008	1,387	4,231	4,073
Non-GAAP professional services gross profit	$7,419	$6,325	$27,620	$24,860
Non-GAAP professional services gross margin	42%	41%	41%	42%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Reconciliation from GAAP operating loss to non-GAAP operating income
GAAP operating loss	$(375)	$(4,914)	$(4,117)	$(12,955)
Reversal of non-GAAP expenses
Stock-based compensation (a)	9,404	10,867	38,765	36,053
Amortization of intangible assets (b)	1,726	2,008	7,185	8,032
Non-GAAP operating income	$10,755	$7,961	$41,833	$31,130

Numerator
Reconciliation between GAAP net income (loss) and non-GAAP net income
GAAP net income (loss)	$629	$(8,112)	$(33,922)	$(28,635)
Reversal of non-GAAP expenses
Stock-based compensation (a)	9,404	10,867	38,765	36,053
Amortization of intangible assets (b)	1,726	2,008	7,185	8,032
Loss on extinguishment of debt (c)	—	—	29,493	—
Amortization of debt discount and issuance costs (d)	416	2,904	1,463	11,114
Non-GAAP net income	$12,175	$7,667	$42,984	$26,564

Denominator
Reconciliation between GAAP net income (loss) and non-GAAP net income per share
Shares used in computing GAAP net loss per share:
Basic	38,601	37,199	38,081	36,744
Diluted	38,863	37,199	38,081	36,744
Shares used in computing non-GAAP net income per share
Basic	38,601	37,199	38,081	36,744
Diluted	38,863	37,488	38,767	36,996
GAAP net income (loss) per share
Basic	0.02	(0.22)	(0.89)	(0.78)
Diluted	0.02	(0.22)	(0.89)	(0.78)
Non-GAAP net income per share
Basic	0.32	0.21	1.13	0.72
Diluted	0.31	0.20	1.11	0.72

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Amortization of intangibles assets recorded in the statements of operations
Cost of revenues
Subscription	$427	$709	$1,990	$2,836
Total amortization of intangibles assets in cost of revenue (b)	427	709	1,990	2,836
Operating expenses
Sales and marketing	1,299	1,299	5,195	5,196
Total amortization of intangibles assets in operating expense (b)	1,299	1,299	5,195	5,196
Total amortization of intangibles assets (b)	$1,726	$2,008	$7,185	$8,032

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Stock-based compensation recorded in the statements of operations
Cost of revenues
Subscription	$1,226	$1,585	$5,134	$4,888
Professional services	1,008	1,387	4,231	4,073
Total stock-based compensation in cost of revenue (a)	2,234	2,972	9,365	8,961
Operating expenses
Research and development	1,614	2,039	6,925	6,655
Sales and marketing	2,355	2,467	9,476	8,136
General and administrative	3,201	3,389	12,999	12,301
Total stock-based compensation in operating expense (a)	7,170	7,895	29,400	27,092
Total stock-based compensation (a)	$9,404	$10,867	$38,765	$36,053

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Free cash flow
Net cash provided by operating activities	$133	$7,954	$23,597	$25,287
Purchase of property and equipment	(210)	(507)	(447)	(993)
Free Cash Flow	$(77)	$7,447	$23,150	$24,294

`

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of adjusted EBITDA, gross profit, gross margin, income from operations, net income, weighted average shares outstanding and net income per share, which are adjusted to exclude stock-based compensation expense, amortization of intangible assets, depreciation of fixed assets, amortization of debt discount and issuance costs, loss on extinguishment of debt and include dilutive shares where applicable. We believe these adjustments are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operating results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance that are considered by management for the purpose of making operational decisions. In addition, these non-GAAP results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating loss, net loss or basic and diluted net loss per share prepared in accordance with generally accepted accounting principles in the United States. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.
While a large component of our expenses incurred in certain periods, we believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:
(a)Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies.
(b)Amortization of intangible assets resulted principally from acquisitions. Intangible asset amortization is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.
(c)The repurchase of our 2.625% convertible senior notes due 2025 was accounted for as a debt extinguishment. The Company recorded a $29.5 million loss on extinguishment of debt on its consolidated statements of operations during the fiscal quarter ended March 31, 2023 and the twelve months ended September 30, 2023, which includes the write-off of related deferred issuance costs of $2.3 million. We believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.
(d)Amortization of debt discount and issuance costs - Prior to the adoption of ASU 2020-06, Debt with Conversion and Other Options, on October 1, 2022 we were required to recognize non-cash interest expense related to amortization of debt discount and issuance costs. Subsequent to the adoption of ASU 2020- 06, Debt with Conversion and Other Options, we only recognize non-cash interest expense related to amortization of issuance costs. We believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.

ANNUAL MEETING OF STOCKHOLDERS OF

MODEL N, INC.

February 15, 2024

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000000000 3 021524

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Baljit Dail
○ Melissa Fisher
○ Alan Henricks

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2 and 3.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MODEL N, INC.

Proxy for Annual Meeting of Stockholders on February 15, 2024

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jason Blessing and John Ederer as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Model N, Inc. held of record by the undersigned at the close of business on December 21, 2023 at the Annual Meeting of Stockholders to be held February 15, 2024 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiagm.com/291527551 (password: Modn2024), and at any adjournment thereof.

(Continued and to be signed on the reverse side)

1.1 14475